Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:	Edward M. Jamison, President	702.878.0700
	Chief Executive Officer & Chairman of the Board

	Cathy Robinson	702.878.0700
	Executive Vice President, Chief Financial Officer

COMMUNITY BANCORP ANNOUNCES 60% ANNUALIZED LOAN GROWTH COUPLED WITH

INCREASED EARNINGS OF 44% IN THE FIRST QUARTER OF 2006

LAS VEGAS, Nev. – (MARKET WIRE)—April 18, 2006—

Highlights for the First Quarter 2006

•	Loan growth of 86% year-over-year and 59.6% on an annualized basis over year end.

•	Net income up 43.8% year-over-year.

•	Earnings per share up 31.4% year-over-year to $0.46 as of March 2006.

•	Net interest margin increased to 5.39% compared to 4.49% year-over-year.

•	Deposit growth of 40% year-over-year.

Community Bancorp (NASDAQ: CBON), a community bank holding company with $960.2 million in assets, today announced financial results for the first quarter ended March 31, 2006.

Net income for the first quarter increased 43.8% year-over-year at $3.4 million, or $0.46 per fully diluted share, compared with $2.4 million, or $0.35 per fully diluted share, for the same period in 2005 and $3.0 million, or $0.40 per fully diluted share, for the fourth quarter of 2005. Earnings per share was impacted by $0.01 due to the implementation of FASB Statement No. 123R, where we recognized $75 thousand in share-based compensation expense for the first quarter.

Community Bancorp’s return on average equity (ROE) and return on average assets (ROA) for the first quarter of 2006 were 12.55% and 1.52%, respectively, compared to 12.09% and 1.55%, respectively, for the same period in 2005.

“We are very encouraged with the strong first quarter results with a 60% annualized organic loan growth and the continuing increase in net income and improved efficiencies. We believe that the strategic plans implemented last year are now becoming more fully effective. This strong asset growth and quality provides a platform for enhanced performance during the year,” said Edward Jamison, Chief Executive Officer and Chairman of the Board.

“Our asset growth of $67.5 million, which is 30.2% on an annualized basis, is a good indicator of a potentially good year. Our acquisition of Bank of Commerce with its three branches last year, the opening of our ninth branch and the addition of key officers and employees will continue to assist in our growth as evidenced by our first quarter results. These and the other factors leading our first quarter results move us into 2006 in a very positive direction,” said Mr. Jamison.

Operating Results

During the first quarter of 2006, total interest and dividend income was $16.7 million, compared with $8.7 million in the same quarter of 2005. The increase in total interest and dividend income was primarily attributed to a 43.7% increase in average earning assets for the first quarter 2006 and increases in yields on those assets, as well as an increase in our net interest margin to 5.39%.

Total interest expense for the first quarter of 2006 was $5.4 million, compared with $2.2 million for the first quarter of 2005. The increase in total interest expense resulted from the growth in deposits and increased deposit rates. Also, in the first quarter of 2006, we increased our Federal Home Loan Bank (FHLB) long term borrowings by $40.0 million to support our loan growth.

Net interest income for the first quarter of 2006 was $11.3 million, an increase of 72.7% over $6.5 million in the same quarter of 2005.

The net interest margin increased to 5.39% for the first quarter of 2006 compared to 4.49% for the first quarter of 2005 and 5.35% for the quarter ending December 31, 2005. The increase in net interest margin is attributed to strong loan growth, the asset sensitivity of the balance sheet and a rise in interest rates.

Non-interest income was $528 thousand for the first quarter of 2006, an increase of 40.4% over $376 thousand in the first quarter of 2005. The increase in non-interest income is primarily due to an increase in overdraft, wire and ATM fees attributed to the increased branch network in the second half of 2005, partially offset by a 66.9% decrease in income from bank owned life insurance. We anticipate the increases to bank owned life insurance income after the July anniversary date to more accurately reflect the cash value gain in the contracts to the end of 2006.

Non-interest expense was $5.7 million for the quarter ending March 31, 2006, an increase of 65.8% over $3.4 million for the first quarter ending March 31, 2005. The increase was primarily attributable to expenses associated with salaries and employee benefits due to the addition of new employees from the acquisition of Bank of Commerce, the opening of the Russell Office and the investment in additional lending staff. Also contributing to the increase were professional fees related to our compliance with Section 404 of Sarbanes-Oxley and other requirements of being a public company. The occupancy expenses associated with operating the expanded branch network also impacted our non-interest expense. Non-interest expense has decreased by 19.2% from $7.1 million in the fourth quarter of 2005 despite the implementation of FASB Statement No. 123R in January 2006, which had an impact of $0.01 on our basic and diluted earnings per share for the first quarter of 2006.

Our efficiency ratio improved to 48.10% for the first quarter of 2006 compared to 49.57% for the first quarter of 2005 despite increased occupancy and salary costs related to our growth.

Balance Sheet Management

Our gross loans increased 14.9% (59.6% annualized), or $98.8 million, in the first quarter of 2006 to $762.2 million compared to $663.4 as of December 31, 2005 and increased 86.0% compared to $409.8 million as of March 2005. Construction and development loans represented the largest increase, with an increase of 136.8% to $412.1 million from $174.0 million in the first quarter of 2005, followed by commercial and industrial loans which grew 106.0% to $121.7 million, from $59.1 million a year ago. Real estate secured loans represented 83% of gross loans at March 31, 2006, compared to 85% of gross loans as of March 2005.

Total deposits were $747.5 million at March 31, 2006, up from to $535.1 million at March 31, 2005 and $725.1 million at December 31, 2005.

Stockholders’ equity increased by 39.1% to $110.3 million at March 31, 2006, compared to $79.3 million at March 31, 2005 primarily due to the issuance of stock for the Bank of Commerce acquisition in August 2005. Book value per share was $14.94 at March 31, 2006, compared to $11.72 a year ago.

“Our strategy to recruit some of the top lending talent in Las Vegas has resulted in record loan growth for the first quarter. In fact, our first quarter annualized loan growth is three times greater than any single year’s loan growth rate from 2001 to 2004. With the extraordinary growth, we will need to supplement core deposits with other funding sources such as local certificates of deposit, wholesale deposits and borrowed funds. We are most encouraged by the execution of the strategic plan that has allowed us to enjoy a wonderful economy,” says Larry Scott, President and Chief Operating Officer.

Asset Quality and Capital Ratios

As a result of conducting our quarterly allowance calculation analysis, which considers asset quality, loan growth, changes in loan mix and other qualitative factors, it was determined that a $982 thousand addition to the provision for loan losses was appropriate based on the strong growth for the first quarter of 2006. No provision for loan losses was taken during the first quarter of 2005 and a provision of $269 thousand was taken during the fourth quarter of 2005. As of March 2006, our non-performing loans (“NPLs”) decreased to $606 thousand compared to $914 thousand as of March 2005. Based upon the increase in our gross loans, the percentage of NPLs to total loans decreased to 0.08% at March 31, 2006 compared to 0.22% at March 31, 2005. Additionally, we reported net charge-offs of $1 thousand for the three months ended March 31, 2006 compared to net recoveries of $23 thousand for the same period in 2005.

“Prudential oversight of the loan portfolio continues to yield sound asset quality through the first quarter of the year. The board and senior management have established policies and procedures designed to ensure that the bank has a well-documented credit granting process, a strong portfolio management approach, prudent limits, effective credit review and loan classification procedures, and an appropriate methodology for dealing with problem exposures that may arise. Such fundamentals, in concert with continuing sensitivity to changes in the local and national economy, support the quarter-end ALLL level of 1.19%,” stated Don Bigger, Executive VP, Credit Administrator.

Our capital ratios continue to be above the well-capitalized guidelines established by bank regulatory agencies.

Business Strategy

Commenting on the outlook and business strategy for the company, Mr. Jamison said, “We are very encouraged by our first quarter results in growth in loans, assets, income and net interest margin. With the current interest rate environment, the increase in our net interest margin is indicative of our balance sheet sensitivity at this time. We anticipate leveraging our capital and moving the efficiency ratio downward, which will improve the company’s overall returns. With strong capital, strong growth, excellent asset quality, talented management and growing profitability, we are excited about the future. Our strategy continues to be to effectively deploy our capital, grow organically and look for synergistic acquisitions and opportunities in our local market or other high growth markets.”

For more information about Community Bank of Nevada, visit our website at www.communitybanknv.com.

About Community Bancorp

Community Bancorp is a bank holding company that was established in 1995. Community Bank of Nevada, the only operating subsidiary of Community Bancorp, is a state chartered bank headquartered in Las Vegas, Nevada. We operate nine full service branches in southern Nevada, and two loan production offices in Phoenix and San Diego.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, the economic condition of the Las Vegas market, net interest margin, loan quality, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on theses and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Community Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp and PSLRA’s safe harbor provisions.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	March 31, 2006	March 31, 2005	% CHANGE
	(Dollars in thousands, except per share information)
Interest and dividend income:
Loans, including fees	$15,430	$7,355	109.8%
Securities:
Taxable	742	597	24.3%
Non-Taxable	211	212	-0.5%
Federal funds sold	266	533	-50.1%
Dividends	47	9	422.2%

Total interest and dividend income	16,696	8,706	91.8%

Interest expense on:
Deposits	4,371	1,942	125.1%
Short term borrowings	163	5	3160.1%
Long term debt	275	—	100.0%
Junior subordinated debt	610	229	166.4%

	5,419	2,176	149.0%

Net interest income	11,277	6,530	72.7%
Provision for loan losses	982	—	100.0%

Net interest income after provision for loan losses	10,295	6,530	57.7%

Other income:
Service charges and other income	487	242	101.2%
Income from bank owned life insurance	41	124	-66.9%
Net gain on sales of loans	—	10	-100.0%

	528	376	40.4%

Other expenses:
Salaries, wages and employee benefits	3,024	2,488	21.5%
Occupancy, equipment & depreciation	741	360	105.8%
Professional fees	358	280	27.9%
Data processing	255	151	68.9%
Core deposit intangible amortization	191	—	100.0%
Advertising and public relations	154	76	102.6%
Director fees	103	89	15.7%
Insurance	80	59	35.6%
Stationery and supplies	79	73	8.2%
Telephone and postage	75	50	50.0%
Loan related	59	32	84.4%
Software maintenance	34	25	36.0%
Stock appreciation rights	18	(328)	-105.5%
Foreclosed assets, net	—	(193)	-100.0%
Other	504	261	93.1%

	5,675	3,423	65.8%

Income before income taxes	5,148	3,483	47.8%
Income tax expense	1,723	1,101	56.5%

Net income	$3,425	$2,382	43.8%

Earnings per share:
Basic	$0.46	$0.35	31.4%
Diluted	$0.46	$0.35	31.4%

CONSOLIDATED BALANCE SHEETS

	March 31,		December 31, 2005
	2006	2005
	(unaudited)
	(Dollars in thousands)
Assets
Cash and due from banks	$24,205	$16,592	$22,221
Federal funds sold	35,788	97,654	64,683

Cash and cash equivalents	59,993	114,246	86,904
Securities available for sale	88,075	90,540	92,777
Securities held to maturity (fair market value approximates $1,436 and $1,601)	1,403	1,915	1,566
Investment in Federal Home Loan Bank (FHLB), Federal Reserve Bank (FRB) and Pacific Coast Bankers Bank (PCBB) stock	4,818	2,264	2,861
Loans, net of allowance for loan losses of $9,098 and $8,117	749,025	401,389	651,574
Premises and equipment, net	14,902	8,493	15,136
Accrued interest receivable	4,336	2,233	3,770
Deferred tax assets, net	415	2,468	320
Bank owned life insurance	9,738	9,318	9,698
Goodwill	18,830	—	19,698
Core deposit intangible, net	4,887	—	5,077
Other assets	3,770	1,535	3,327

Total assets	$960,192	$634,401	$892,708

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing demand	$184,634	$131,650	$196,411
Interest bearing:
Demand	329,712	277,517	337,803
Savings	6,889	5,367	6,592
Time, $100,000 or more	85,224	57,830	74,504
Other time	141,081	62,748	109,778

Total deposits	747,540	535,112	725,088

Short term borrowings	16,000	—	16,000
Long term debt	43,500	—	3,500
Accrued stock appreciation rights	375	2,086	357
Accrued interest payable and other liabilities	6,393	2,432	4,931
Junior subordinated debt	36,083	15,464	36,083

	102,351	19,982	60,871

Commitments and Contingencies (Note 9)
Stockholders’ Equity:
Common stock, par value: $0.001; shares authorized: 10,000,000; shares issued: 2006: 7,418,128; 2005: 7,409,087	7	7	7
Additional paid-in capital	71,448	51,261	71,199
Retained earnings	40,188	29,080	36,763
Accumulated other comprehensive (loss) income	(1,057)	(576)	(935)

	110,586	79,772	107,034
Less cost of treasury stock, 34,375 shares	(285)	(285)	(285)
Less notes receivable arising from the exercise of common stock options	—	(180)	—

Total stockholders’ equity	110,301	79,307	106,749

Total liabilities and stockholders’ equity	$960,192	$634,401	$892,708

SUMMARY CONSOLIDATED FINANCIAL DATA AND OTHER DATA

(unaudited)

	1st Quarter 2006	1st Quarter 2005	% CHANGE Q1_06 vs. Q1_05	4th Quarter 2005	% CHANGE Q1_06 vs. Q4_05
	(Dollars in thousands, except share and percentage data)
Share Data:
Earnings per share—basic	$0.46	$0.35	31.4%	$0.40	15.0%
Earnings per share—diluted	0.46	0.35	31.4%	0.40	15.0%
Book value per share	14.94	11.72	27.5%	14.47	3.2%
Shares outstanding at period end	7,383,753	6,750,257	9.4%	7,374,712	0.12%
Weighted average shares outstanding—basic	7,382,609	6,749,250	9.4%	6,964,719	6.0%
Weighted average shares outstanding—diluted	7,454,537	6,871,261	8.5%	7,087,095	5.2%

Selected Other Balance Sheet Data:
Average assets	$900,660	$612,745	47.0%	$703,446	28.0%
Average earning assets	836,079	581,658	43.9%	660,218	26.6%
Average stockholders’ equity	109,144	78,815	38.5%	88,664	23.1%
Gross loans	762,175	409,832	86.0%	663,407	14.9%

Selected Financial Ratios:
Return on average assets	1.52%	1.55%	-1.9%	1.38%	10.1%
Return on average stockholders’ equity	12.55%	12.09%	3.8%	11.26%	11.5%
Net interest margin (1)	5.39%	4.49%	20.0%	5.35%	0.7%
Efficiency Ratio (2)	48.10%	49.57%	-3.0%	61.14%	-21.3%

Capital Ratios:
Average stockholders’ equity to average assets	12.12%	12.86%	-5.8%	12.60%	-3.8%
Leverage Ratio	13.24%	15.49%	-14.5%	13.1%	1.1%
Tier 1 Risk-Based Capital ratio	13.39%	19.47%	-31.3%	14.2%	-5.7%
Total Risk-Based Capital ratio	15.19%	20.72%	-26.7%	16.3%	-6.8%

Selected Asset Quality Ratios:
Non-performing loans (3)	$606	$914	-33.7%	$915	-33.8%
Non-performing assets (4)	606	914	-33.7%	915	-33.8%
Non-performing loans to total loans	0.08%	0.22%	-63.6%	0.14%	-42.9%
Non-performing assets to total assets	0.06%	0.14%	-57.1%	0.10%	-40.0%
Allowance for loan losses to total loans	1.19%	1.50%	-20.7%	1.22%	-2.5%
Allowance for loan losses to non-performing loans	1501.3%	673.5%	122.9%	750.9%	100%
Allowance for loan losses to non-performing assets	1501.3%	673.5%	122.9%	750.9%	99.9%
Net charge-offs (recoveries) to average loans	0.00%	0.00%	0.0%	0.01%	99.9%

(1)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

(2)	Efficiency ratio represents non-interest expenses, excluding loan loss provision, as a percentage of the aggregate of net interest income and non-interest income.

(3)	Non-performing loans are defined as loans that are past due 90 days or more plus loans placed in non-accrual status.

(4)	Non-performing assets are defined as assets that are past due 90 days or more plus assets placed in non-accrual status plus other real estate owned.

CONSOLIDATED AVERAGE BALANCES

	Period Ended March 31,
	2006			2005
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost
	(Dollars in thousands)
Assets
Interest-earning assets:
Loans (1)(2)(3)	$716,324	$15,430	8.62%	$405,272	$7,355	7.26%
Investment securities—taxable	69,455	742	4.27%	63,974	597	3.73%
Investment securities—non-taxable (3)	22,624	211	3.73%	22,495	212	3.77%
Federal funds sold	24,074	266	4.42%	87,205	533	2.44%
Other investments (4)	3,602	47	5.22%	2,712	9	1.33%

Total interest-earning assets	836,079	16,696	7.99%	581,658	8,706	5.99%
Non-earning assets:
Cash and due from banks	20,550			15,756
Unearned loan fees	(3,916)			(2,083)
Allowance for loan losses	(8,514)			(6,127)
Goodwill & intangible	24,192			0
Other assets	32,269			23,541

Total assets	$900,660			$612,745

Liabilities and Stockholders’ Equity
Interest-bearing Liabilities:
Deposits:
Interest-bearing demand	$43,077	$231	2.14%	$21,692	$47	0.87%
Money market	285,991	2,237	3.13%	232,895	1,155	1.98%
Savings	7,144	13	0.73%	5,595	7	0.50%
Time certificates of deposit	193,273	1,890	3.91%	121,482	733	2.41%

Total interest-bearing deposits	529,485	4,371	3.30%	381,664	1,942	2.04%
Short-term borrowings	16,365	163	3.98%	171	5	11.70%
Long-term debt	24,056	275	4.57%	—	—	—
Junior subordinated debt	36,083	610	6.76%	15,464	229	5.92%

Total interest-bearing liabilities	605,989	5,419	3.58%	397,299	2,176	2.19%
Non-interest-bearing liabilities:
Demand deposits	180,469			132,606
Other liabilities	5,058			4,025

Total liabilities	791,516			533,930
Stockholders’ equity	109,144			78,815

Total liabilities and stockholders’ equity	$900,660			$612,745

Net interest income		$11,277			$6,530

Net interest spread (5)			4.41%			3.80%
Net interest margin (6)			5.39%			4.49%

(1)	Includes average non-accrual loans of $604 thousand in first quarter 2006 and $940 thousand in first quarter 2005.

(2)	Net loan fees of $1.1 million and $786 thousand are included in the yield computations for the first quarter of 2006 and 2005, respectively.

(3)	Yields on loans and securities have not been adjusted to a tax-equivalent basis

(4)	Includes Federal Reserve Bank stock, Federal Home Loan Bank stock and Pacific Coast Bankers Bank stock.

(5)	Net interest spread represents the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.

(6)	Net interest margin is computed by dividing net interest income by total average earning assets.